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                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS

                         (IN THOUSANDS, EXCEPT RATIOS)



                                   SIX MONTHS
                                 ENDED JUNE 30,                      YEAR ENDED DECEMBER 31
                              ---------------------   ----------------------------------------------------
                                1999        1998        1998        1997        1996      1995      1994
                                ----        ----        ----        ----        ----      ----      ----
Earnings (loss) before
  income taxes..............  $  21,200   $(571,359)  $(615,229)  $(431,611)  $172,049   $91,501   $49,926
Add back fixed charges......     25,211      30,677      59,030       8,000      7,000     5,000     3,000
                              ---------   ---------   ---------   ---------   --------   -------   -------
Total earnings (loss).......  $  46,411   $(540,682)  $(556,199)  $(423,611)  $179,049   $96,501   $52,926
                              =========   =========   =========   =========   ========   =======   =======
Fixed charges:
  Interest (none
    capitalized)............  $  20,211   $  22,677   $  43,030   $      --   $     --   $    --   $    --
  Interest component of
    rental payments.........      5,000       8,000      16,000       8,000      7,000     5,000     3,000
                              ---------   ---------   ---------   ---------   --------   -------   -------
    Total fixed charges.....  $  25,211   $  30,677   $  59,030   $   8,000   $  7,000   $ 5,000   $ 3,000
Preference dividends and
  amortization..............  $  22,459   $   5,718   $  27,668          --         --        --        --
                              ---------   ---------   ---------   ---------   --------   -------   -------
    Total fixed charges and
      preference
      dividends.............  $  47,670   $  36,395   $  86,698   $   8,000   $  7,000   $ 5,000   $ 3,000
                              =========   =========   =========   =========   ========   =======   =======
Ratio of earnings to fixed
  charges and preference
  dividends.................          *           *           *           *       25.6      19.3      17.6
                              =========   =========   =========   =========   ========   =======   =======


-------------------------

* Earnings were insufficient to cover fixed charges and preference dividends by $642.9 million for the year 1998, $431.6 million for the year 1997, $1.3 million for the six months ended June 30, 1999 and $577.1 million for the six months ended June 30, 1998.



     For purposes of computing these ratios, we increased our combined earnings before income taxes, as reported in our most recent annual report on Form 10-K/A No. 2, as amended by our Form 10-K/A No. 3, and in our quarterly report on Form 10-Q for the quarter ended June 30, 1999, by the amount of our fixed charges. We then divided the amount of earnings by the amount of fixed charges and preference dividends, resulting in the ratio of earnings to combined fixed charges and preference dividends. Fixed charges represent interest expense plus the estimated interest factor in rental expense. We have not capitalized interest in any period.